Exhibit 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com
BlueLinx Contacts:

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Russ Zukowski, Vice President Finance
(770) 953-7505	(770) 953-7620
FOR IMMEDIATE RELEASE
— BLUELINX ANNOUNCES PRELIMINARY FOURTH-QUARTER RESULTS —
ATLANTA — January 20, 2009 — BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, expects to report a fourth-quarter net loss in the range of $0.76 to $0.84 per fully diluted share and revenue of approximately $500 million. Gross profit margin for the quarter is expected to be approximately 9.2% compared with 8.5% for the same period a year ago, when the Company reported a net loss of $1.10 per fully diluted share on revenue of $779 million.
The Company’s preliminary results for the fourth quarter of 2008 were negatively impacted by decreases in product prices as well as the continued decline in the housing market. As detailed below, these results include the impact of a number of restructuring and other charges and are based on the Company’s preliminary unaudited results for the fourth quarter ended January 3, 2009.
“We remain focused on the areas we can control, including the aggressive management of both our operating costs and working capital,” said George Judd, chief executive officer. “We generated approximately $82 million in operating cash during the fourth quarter and ended the quarter with approximately $151 million of cash on hand. We ended the fourth quarter with approximately $285 million in net debt versus $463 million a year ago. As a leading national distributor of specialty building products we remain confident BlueLinx will emerge from this unprecedented downturn in a much stronger competitive position than when the downturn began over two years ago.”
The Company also made a $7.5 million discretionary contribution to its hourly pension plan in fiscal 2008 which the Company believes will satisfy its fiscal 2009 funding requirements.

BlueLinx Q4'08 Pre-Release
January 20, 2009

The Company’s preliminary operating results for the fourth quarter of 2008 include the following after tax items:

	$’s in Millions	$ Earnings Per Share
Facility consolidations & severance related costs	(2.9)	(0.09)
Valuation allowance on deferred tax assets	(1.0)	(0.03)
Mortgage prepayment penalty related to real estate properties sold	(1.1)	(0.04)
Goodwill impairment	(0.7)	(0.02)
Gains on sales of real estate	1.2	0.04

Total	(4.5)	(0.14)

Fiscal 2009 Items
The Company expects its 2009 results to include the following before tax items:
•	The Company sold certain real properties in the fourth quarter of 2008 that ceased operations and were closed in the second quarter of 2008. The majority of the estimated $8.3 million gain was deferred and we expect it to be recognized in fiscal 2009.

•	On January 14, 2009, the Company reduced its borrowings under its revolving credit facility by $55 million resulting in a non-cash interest charge of approximately $5 million related to the ineffective portion of our interest rate swap. In addition, approximately $9 million of non-cash charges will be amortized over the remaining 27 month term of the interest rate swap. All future changes in the fair value of this swap will be recorded as non-cash interest expense on each of the Company’s quarterly income statements through the remaining term of the interest rate swap. The Company used cash on hand to pay down this portion of its revolving credit debt.
Fourth-Quarter Conference Call
BlueLinx will report financial results for the fourth quarter before the market opens on February 17, 2009, and host a conference call at 10:00 a.m. Eastern Time on that day. Details about the conference call will be provided approximately two weeks prior to the call.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes the presentation of certain non-GAAP measures, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. This press release includes a reference to net debt, which is a non-GAAP financial measure. The Company believes net debt provides a useful measure of a company’s liquidity. A detailed reconciliation of the Company’s net debt to the comparable GAAP financial measure is given in the financial table accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,100 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.

BlueLinx Q4'08 Pre-Release
January 20, 2009

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements related to expected fourth-quarter results and anticipated fiscal 2009 events. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
-Table to Follow-

BlueLinx Holdings Inc.
Unaudited Reconciliation of GAAP Debt to Non-GAAP Net Debt
      in millions

	January 3,	December 29,
	2009	2007
	(unaudited)

Revolving Credit Facility	$156	$184
Mortgage	289	295

Total Debt	445	479
Less: Cash and Cash Equivalents	(151)	(16)
Mortgage Cash Trap	(9)	—

Net Debt	$285	$463